EXHIBIT 99.1

GENESCO ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

NASHVILLE, Tenn. Jan. 29, 2026 — Genesco Inc. (NYSE: GCO) today announced that Cassandra “Sandra” Harris, Chief Financial Officer, is stepping down from her role effective March 6, 2026, to pursue other opportunities. Harris will assist with an orderly transition, participate in Genesco’s fourth quarter and fiscal year 2026 earnings conference call in early March and will continue to support the Company as a consultant and principal accounting officer through the filing of the Company’s fiscal year 2026 Form 10-K on March 25, 2026.

The Company has initiated an active search for a permanent Chief Financial Officer and is moving expeditiously to identify a strategic leader to continue driving shareholder value.

Effective March 6, 2026, Mimi E. Vaughn, Genesco’s Chief Executive Officer, will assume the role of Interim Chief Financial Officer. In this seamless transition, Vaughn, who served as Genesco’s Chief Financial Officer from 2015 to 2019, will work closely with the Company’s deeply experienced financial leadership team and management to ensure continuity.

“We thank Sandra for her contributions to Genesco and appreciate her support during this transition. I am confident in the strength of our management and financial leadership team as we continue to execute on Genesco’s long-term growth strategy,” said Vaughn.

Harris’s departure is not related to any disagreement with the Company or any matter relating to its operations, policies, or financial reporting, and there were no issues involving the Company’s financial controls, disclosures, or accounting practices.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including more than 1,240 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear inspired by youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent men and women with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Wrangler, Dockers and

EXHIBIT 99.1

Starter. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact

Jason Ware, Vice President, Investor Relations

(614) 735-1653/ jware@genesco.com

Genesco Media Contact
Claire S. McCall, Director, Corporate Relations
(615) 367-8283 / cmccall@genesco.com